Exhibit 10.O

A.P. PHARMA, INC

2007 EQUITY INCENTIVE PLAN

DIRECTOR’S RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated                     , is entered into between A.P. Pharma, Inc., a Delaware corporation (the “Company”) and                     (the “Director”). Unless otherwise defined herein, the terms of this Agreement will have the same meaning as defined in the A.P. Pharma, Inc. 2007 Equity Incentive Plan (the “Plan”). The Agreement is entered into as follows:

WHEREAS, the service of Director is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to induce Director to remain with the Company and to assure his continued commitment to the success of the Company, the Board of Directors of the Company (the “Board”) has determined that Director shall be granted a stock award (“Stock Award”) covering shares of the Company’s common stock (the “Shares”), under the Plan and subject to the restrictions stated below.

THEREFORE, the parties agree as follows:

1. Grant of Stock Award. Subject to the terms and conditions of this Agreement and the Plan which is incorporated herein by reference, the Company hereby issues to Director a Stock Award covering             Shares and hereby agrees to issue such Shares to Director.

2. Vesting Schedule. So long as Director’s service relationship with the Company continues during the following vesting term, the interest of Director in the Shares shall vest as follows:             Shares subject to the Stock Award will vest on             . Therefore, provided Director has not experienced a termination of his service prior to             , the interest of Director in the Shares shall become fully vested on that date.

3. Forfeiture. Upon the date Director’s Continuous Service (as defined in the Plan) terminates for any reason, all Shares of Stock received by Director pursuant to this Agreement that have not vested under the terms of the Agreement, together with any shares of Stock issued as a dividend or other distribution on, in exchange for or upon the conversion of such unvested Stock (collectively, the “Subject Shares”), will be forfeited to the extent that they have not vested on or prior to such date. This means that the Restricted Shares will immediately revert to the Company with no further action required by the Company or Director. Director will receive no payment for Restricted Shares that are forfeited. The Company determines when Director’s Continuous Service terminates for this purpose.

4. Transfer Restrictions. Except as otherwise provided for in this Agreement and the Plan, the Shares or rights granted hereunder may not be sold, pledged or otherwise transferred until the Shares become vested and nonforfeitable in accordance with Sections 2 and 3.

5. Stockholder Rights. Director shall be entitled to all of the rights and benefits generally accorded to stockholders with respect to the Shares. All dividends on Shares that are subject to any restrictions, including vesting, shall be subject to the same restrictions, including those set forth in Sections 2 and 3, as the Shares on which the dividends were paid.

6. Taxes.

(a) Director shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Shares hereunder. In the event that the Company is required to withhold taxes as a result of the grant or vesting of the Shares, or subsequent sale of the Shares, Director shall surrender a sufficient number of whole Shares or make a cash payment, in the discretion of the Company, as necessary to cover all applicable required withholding taxes and required social security contributions at the time the Shares vest and the restrictions on the Shares lapse (or at such other time as required by applicable laws), unless alternative procedures for such payment are established by the Company. Director will receive a cash refund for any fraction of a surrendered Share not necessary for required withholding taxes and required social security contributions. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, Director authorizes the Company, its affiliates and subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from Director’s compensation. Director agrees to pay any amounts that cannot be satisfied from surrender of shares or other cash compensation, to the extent permitted by law.

(b) Director understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any forfeiture restrictions on the Shares lapse. In this context, “restrictions” mean the forfeiture obligation in the event of the Termination of Continuous Service of Director as set forth in Section 12 of the Plan and the restriction on transferability as set forth in Section 4 of this Agreement and in Section 13 of the Plan. Director understands that Director may elect to be taxed at the time the Shares are issued, based on the value of the Shares at the issuance date rather than when and as the forfeiture restrictions lapse (on the vesting dates), by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of issuance. Director acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to issuance and vesting of the Shares hereunder, and does not purport to be complete. The Company has directed Director to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Director may reside, the tax consequences of Director’s death, and the decision as to whether or not to file an 83(b) Election (as well as appropriate advice and assistance with the actual filing of any such 83(b) Election) in connection with the issuance of the Shares.

(c) Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Director acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Director is and remains Director’s responsibility and that the Company (i) makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this issuance of Shares, including the vesting of the Shares or the subsequent sale of the Shares; and (ii) does not commit to structure the terms or any aspect of this issuance of Shares to reduce or eliminate Director’s liability for Tax-Related Items. Upon the vesting of the Shares, Director shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Director’s receipt of the Stock Award or Director’s receipt of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Director fails to comply with Director’s obligations in connection with the Tax-Related Items.

7. Acknowledgment and Waiver. By accepting this grant of a Stock Award, Director acknowledges and agrees that:

(a) the grant of a Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards or Shares, even if Stock Awards or Shares have been granted repeatedly in the past;

(b) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Continuous Service (whether or not in breach of local labor laws), Director’s right to receive benefits under this Agreement, if any, will terminate effective as of the date that Director is no longer in active service and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of Continuous Service (whether or not in breach of local labor laws), Director’s right to receive benefits under this Agreement after termination of service, if any, will be measured by the date of termination of Director’s active service and will not be extended by any notice period mandated under local law.

8. Conditions Upon Issuance of Shares. Notwithstanding any other provision of this Agreement, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under this Agreement unless such issuance or delivery would comply with applicable laws, with such compliance determined by the Company in consultation with its legal counsel.

9. Miscellaneous.

(a) The Company shall not be required to treat as the owner of Shares, and associated benefits hereunder, any transferee to whom such Shares or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Director at Director’s address then on file with the Company.

(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Director with respect to the subject matter hereof, and may not be modified adversely to Director’s interest except by means of a writing signed by the Company and Director. This Agreement is governed by the laws of the state of Delaware.

(e) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

A.P. PHARMA, INC.
Accepted by Director:	By

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